Exhibit 11.1


                       Triad Systems Corporation
                   COMPUTATION OF EARNINGS PER SHARE
     For the Three Month Periods Ended December 31,1994 and 1993


(Amounts in thousands except per share data)
                                             Three Months Ended December 31,
                                                     1994          1993
                                                   -------       -------

Calculation of number of shares entering into computations

  Weighted average shares outstanding               13,800        12,603
  Assumed conversion of preferred stock and
   exercise of warrants                              3,137         3,137
                                                   -------       -------
                                                    16,937        15,740

  Net effect of dilutive stock options and
   warrants based on the average stock price           894         1,682
                                                   -------       -------
Average primary shares outstanding                  17,831        17,422
                                                   =======       =======

  Net effect of dilutive stock options and
   warrants based on the ending stock price             90           ---
                                                   -------       -------
Average fully diluted shares outstanding            17,921        17,422
                                                   =======       =======



Income before extraordinary charge                  $1,583        $1,044
  Net interest costs associated with assumed
   retirement of debt                                  ---            35
                                                   -------       -------
Adjusted income before extraordinary charge          1,583         1,079

  Extraordinary charge on repurchase of debt,
   net of taxes                                        153           ---
                                                   -------       -------
Adjusted net income                                 $1,430        $1,079
                                                   =======       =======


Earnings per share
  Primary
    Income before extraordinary charge               $0.09         $0.06
    Net income                                       $0.08         $0.06

  Fully diluted
    Income before extraordinary charge               $0.09         $0.06
    Net income                                       $0.08         $0.06
                                                   =======       =======